                                                                     EXHIBIT 4.2

                           OPHTHALMIC IMAGING SYSTEMS
                            A CALIFORNIA CORPORATION

                       NONSTATUTORY STOCK OPTION AGREEMENT


     OPHTHALMIC IMAGING SYSTEMS, a California corporation (the "Company"), hereby grants to __________________ (the "Optionee"), an option (the "Option") to purchase a total of ________________ (__________) shares of Common Stock of the Company (the "Shares"), at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Company's 1995 Nonstatutory Stock Option Plan (the "Plan"), which is incorporated herein by reference.

     1. NATURE OF THE OPTION. The Option is intended to be a nonstatutory option and NOT an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

     2.   OPTION PRICE.  The Option Price is $______________  for each Share.

     3. VESTING AND EXERCISE OF OPTION. The Option shall vest and become exercisable during its term in accordance with the provisions of Section 8 of the Plan as follows:

          A.   VESTING AND RIGHT TO EXERCISE.

               i. The Option shall vest and become exercisable with respect to all of the Shares subject to the Option upon granting. Subject to the provisions of subparagraphs (2) and (3) below, the Optionee can exercise any portion of the Option which has vested until the expiration of the Option term.

               ii. In the event of the Optionee's death, disability or other termination of employment (or, in the case of a consultant, termination of such consultancy) the exercisability of the Option shall be governed by Sections 8C, 8D and 8E of the Plan.

               iii. The Option may not be exercised for fractional shares or for less than ten (10) shares.

          B. METHOD OF EXERCISE. In order to exercise any portion of this Option which has vested, the Optionee shall notify the Company in writing of the election to exercise the Option and the number of Shares in respect of which the Option is being exercised. The certificate or certificates for Shares as to which the Option has been exercised shall be registered in the name of the Optionee.

          C. RESTRICTIONS ON EXERCISE. This Option may not be exercised if the issuance of the Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities law or any other law or regulation. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation or warranty to the Company at the time of exercise of the Option as in the opinion of legal counsel for the Company may be required by any applicable law or regulation, including the execution and delivery of an appropriate representation statement. Accordingly, the stock certificates for the Shares issued upon exercise of this Option may bear appropriate legends restricting transfer.

     4. NON-TRANSFERABILITY OF OPTION. This Option may be exercised during the lifetime of the Optionee only by the Optionee and may not be transferred in any manner other than by will or by the laws of descent and distribution. The terms of this Option shall be binding upon the executors, administrators, heirs and successors of the Optionee.

     5. METHOD OF PAYMENT. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Optionee:
(i) cash; (ii) certified or bank cashier's check; or (iii) such other consideration and method of payment as may be permitted under Sections 408 and 409 of the California General Corporation Law and which is authorized by the Committee, as defined in Section 3A of the Plan, at the time of the grant of the Option.

     6. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER. The number of Shares covered by this Option shall be adjusted in accordance with the provisions of Section 10 of the Plan in the event of changes in the capitalization or organization of the Company, or if the Company is a party to a merger or other corporate reorganization.

     7. TERM OF OPTION. This Option may not be exercised more than five (5) years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

     8. NOT EMPLOYMENT OR CONSULTING CONTRACT. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company (or continue as a consultant of the Company) or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without cause, subject to the provisions of applicable law. This is not an employment or consulting contract.

     9. INCOME TAX WITHHOLDING. The Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him any taxes required to be withheld by Federal, state or local laws as a result of the exercise of this Option. Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the exercise of this Option, the Optionee agrees to pay the Company the amount of any such deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not Optionee is an employee of the Company at that time.

DATE OF GRANT: _________________, 19____


                                   OPHTHALMIC IMAGING SYSTEMS,
                                   a California corporation


                                   By:_______________________________
                                      ___________________ , President


     The Optionee acknowledges receipt of a copy of the Plan and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan.

Dated:________________________     OPTIONEE


                                   __________________________________
                                   NAME

                                CONSENT OF SPOUSE

     I, __________________ spouse of the Optionee who executed the foregoing Agreement, hereby agree that my spouse's interest in the shares of Common Stock subject to said Agreement shall be irrevocably bound by the Agreement's terms.
I further agree that my community property interest in such shares, if any, shall similarly be bound by said Agreement and that such consent is binding upon my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of said Agreement and this Consent.

Dated: ____________________


                                   ___________________________________